Exhibit 99.1

Kerr-McGee Makes Back-to-Back Discoveries in Deepwater

Oklahoma City, May 17, 2006 – Kerr-McGee Corp. (NYSE: KMG) announces another discovery in the deepwater Gulf of Mexico at the Caesar prospect. The Caesar #1 well, located in Green Canyon block 683 was drilled to a total depth of 29,721 feet and encountered quality oil pay. The Caesar discovery follows Kerr-McGee’s recent announcement of a natural gas discovery at the deepwater Claymore prospect in Atwater Valley block 140.

“The Caesar discovery, on the heels of our recent discovery at Claymore, validates the successful transition of our deepwater exploratory program into the subsalt play,” said David A. Hager, Kerr-McGee chief operating officer. “With the success of these first two wells, we are very excited about the enviable inventory of high-impact targets that our exploration team has assembled. Our extensive inventory of low-risk development projects in the U.S. onshore enables us to consistently replace production, while our exploratory program provides meaningful opportunities to grow our resource base. The success to date of this balanced strategy shows we have the right people, the right projects and the rigs under contract to execute our program and deliver increasing value for our stockholders.”

Caesar is located in approximately 4,500 feet of water, approximately 160 miles south of Houma, La. Kerr-McGee operates Caesar with a 20% working interest. Shell Exploration and Production Company (NYSE: RDS.A and RDS.B) holds a 62.5% working interest and Plains Exploration & Production Company (NYSE: PXP) holds the remaining 17.5% working interest.

“We plan to immediately core the productive interval, then side-track the well approximately 4,000 feet to the north of the discovery to better determine the potential resources,” added Hager. “Development options will be evaluated and could include a subsea tieback to our 100%-owned Constitution spar, just nine miles to the west in Green Canyon block 680.”

Following the Caesar operation, Kerr-McGee will move the rig to the Mission Deep prospect in Green Canyon 955.

Kerr-McGee also continues the appraisal work at Claymore, which Kerr-McGee operates with a 33.5% working interest. The company currently is drilling a side-track well approximately 4,600 feet to the northeast of the discovery well to determine the areal extent of the reservoir. Once the rig finishes the appraisal well, it is expected to move to the Norman prospect located in Garden Banks block 434. Kerr-McGee operates Norman with a 35% working interest.

The company also is drilling the Grand Cayman prospect located in Garden Banks blocks 517, 518, 561 and 562. Grand Cayman is a 32,000-foot Miocene test operated by Kerr-McGee with a 35% working interest.

Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. For more information on Kerr-McGee, visit www.kerr-mcgee.com.

###

Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, drilling risks, uncertainties in interpreting engineering data, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company’s Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as “estimated resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee’s offices or web site, www.kerr-mcgee.com. You can also obtain these forms from the SEC by calling 1-800-SEC-0330.

Media contact:	John Christiansen
Direct: 405-270-3995

Cell: 405-406-6574

jchristiansen@kmg.com

Investor contacts:	Rick Buterbaugh	John Kilgallon
	Direct: 405-270-3561	Direct: 405-270-3521

06-29